March 23, 2010

Carpenter Fund Manager GP, LLC
5 Park Plaza, Suite 950
Irvine, CA  92614

Re:  Dividend Payment in Kind and Exchange of Preferred Stock

Gentlemen:
This letter will confirm our agreement regarding Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”) of Bridge Capital Holdings (the “Company”) and Series B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock (“Series B-1 Preferred Stock”) of the Company, which the Company originally issued and sold pursuant to the terms of a Stock Purchase Agreement dated December 4, 2008, as amended, and entered into between the Company, and Carpenter Fund Manager GP, LLC (the “Manager”) on behalf of and as General Partner of each of the following investment-related limited partnerships: Carpenter Community BancFund, L.P.; Carpenter Community BancFund-A, L.P.; and Carpenter Community BancFund-CA, L.P. (collectively, the “Investors”).  The Manager and the Company are collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

The rights preferences and privileges of the Series B and Series B-1 Preferred Stock is set forth in the Certificate of Determination of the Series B Preferred Stock and the Series B-1 Preferred Stock (the “Certificate of Determination”).  Capitalized terms used but not otherwise defined herein have the definitions set forth in the Certificate of Determination.

The terms and conditions of this letter agreement are set forth below.

1.           Background

The Parties entered a Stock Purchase Agreement dated as of December 4, 2008 and as amended on December 18, 2008 (the “Stock Purchase Agreement”).  Pursuant to the terms of the Stock Purchase Agreement, on December 17, 2008, the Company sold 131,901 shares of its Series B Preferred Stock and 168,099 of its Series B-1 Preferred Stock to the Investors for aggregate consideration of $30.0 million.  From the original date of issuance to the date of this letter agreement, the Investors are the record holders of all outstanding shares of the Series B Preferred Stock and all outstanding shares of the Series B-1 Preferred Stock.

The Company has paid dividends on the Series B and Series B-1 Preferred Stock for some periods, and has accrued (but not yet paid) dividends for certain periods.  The Parties desire to enter into an agreement with respect to dividends that will (i) settle in full the obligations of the Company with respect to dividends on the Series B and Series B-1 Preferred Stock that have not yet been declared, but are to become payable as of March 31, 2010, by delivery of debt that is convertible into shares of the Company’s Common Stock at a price per share based on the Closing Price of the Common Stock on the date hereof and (ii) provide for the payment of those dividends that were heretofore declared and are currently in arrears, in the aggregate amount of $1,389,041.10, by delivery of shares of the Company’s Common Stock at a price per share based on the Closing Price of the Common Stock on the date hereof.

The Parties also desire to enter into an agreement providing that in exchange for all outstanding shares of Series B and Series B-1 Preferred Stock, the Company will issue $30 million in aggregate amount of the Company’s Common Stock to the Investors (pro rata) at a price per share based on the Closing Price of the Common Stock on the date hereof.

2.           Payment with Respect to March 31, 2010 Dividend

a.           Payment in Kind.  The Company agrees to declare the dividend with respect to the Series B and Series B-1 Preferred Stock for the quarter ended March 31, 2010 and to pay that dividend by delivery to the Investors of unsecured promissory notes (“Notes”) in the respective amounts set forth on Exhibit A, which Notes are convertible into shares of the Company’s Common Stock at a price per share based on the Closing Price of the Common Stock on the date hereof, as provided in the form of Notes set forth in Exhibit B.

b.           Procedures.  Subject to the terms and conditions hereof, on March 31, 2010 the Company shall issue and deliver Notes to be issued pursuant to Section 3(b) above at the offices of the Manager.

3.           Payment with Respect to Accrued Dividends

a.           Acknowledgement of Dividend Amounts.  The Company acknowledges that dividends have been declared and remain unpaid on the Series B and Series B-1 Preferred Stock with respect to accruals as of September 30, 2009 and December 31, 2009, in the aggregate amount of $1,389,041.10.

b.           Agreement Regarding Payment.  The Company agrees to pay the aggregate sum of such dividends, to the Investors in shares of the Company’s Common Stock at a price per share based on the Closing Price of the Common Stock on the date hereof.

c.           Procedures.  Subject to the terms and conditions hereof, on March 31, 2010, the Company shall issue and deliver certificates representing the aggregate shares of Common Stock to be issued pursuant to Section 2(a) above at the offices of the Manager, or evidence of book-entry record ownership of the aggregate shares of Common Stock shall be delivered by the Company at the offices of the Manager as well as any cash paid in lieu of fractional shares.

4.           Exchange of Preferred Stock for Common Stock

a.           Exchange.  The Company agrees that in exchange for all outstanding shares of Series B and Series B-1 Preferred Stock to be surrendered by the Investors, the Company shall issue $30 million in aggregate amount of the Company’s Common Stock (at a price per share based on the Closing Price of the Common Stock on the date hereof) to the Investors; provided, however that cash may be issued solely in lieu of fractional shares.

b.           Conversion Procedures.  Subject to the terms and conditions hereof, on March 31, 2010, the Investors shall surrender to the Company at the offices of the Company certificates representing 131,901 shares of Series B Preferred Stock and certificates representing 168,099 Series B-1 Preferred Stock in exchange for Common Stock.  Subject to the terms and conditions hereof, on March 31, 2010, the Company shall issue and deliver certificates representing the aggregate shares of Common Stock to be issued pursuant to Paragraph 4(a) above at the offices of the Manager, or evidence of book-entry record ownership of the aggregate shares of Common Stock shall be delivered by the Company at the offices of the Manager as well as any cash paid in lieu of fractional shares.  The attached Exhibit A reflects the number of shares to be delivered to the respective Investors, inclusive of those exchanged for the Series B and Series B-1 Preferred Stock pursuant to this Section 4 and those paid in respect of dividends pursuant to Section 3.

5.           Representations and Warranties

The Company represents and warrants to the Manager and the Investors that as of the date of this letter agreement, the Company has all requisite legal and corporate power and authority to execute and deliver this letter agreement and perform its obligations under the terms of this letter agreement and has obtained all required board and shareholder approval to enter into this letter agreement.

The Manager, on behalf of itself and the Investors, hereby represents and warrants to the Company, that as of the date of this letter agreement, the Manager has all requisite legal power and authority to execute and deliver this letter agreement and to carry out and perform its obligations under the terms of this letter agreement.

6.           Covenants

Each Party shall and shall cause its affiliates to, cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and any federal, state or local governmental authority, court, government or self-regulatory organization, commission or any regulatory, administrative or other agency, or any department thereof, necessary or advisable to consummate the transactions contemplated by this letter agreement, and to perform the covenants contemplated hereby.

Each Party shall execute, and cause its affiliates to execute, as applicable, and deliver such further certificates, agreements and other documents and to take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters.

Without limiting the generality of the foregoing, Company shall instruct its stock transfer agent to issue certificates representing the Common Stock to the respective Investors, and to include appropriate restrictive legends on such certificates.  The Parties acknowledge and agree that the registration rights provided for in the Stock Purchase Agreement with respect to the Series B and Series B-1 Preferred Stock, and any Common Stock issued upon conversion thereof or paid in kind as dividends upon such Preferred Stock shall apply to the Common Stock issued hereunder.

7.           Binding Effect

The provisions of this letter agreement shall be binding upon and inure to the benefit of the Parties hereto and each of their respective successors and assigns.

8.           Governing Law

This letter agreement shall be governed by and construed in accordance with the internal laws of the State of California.

9.           Severability of Provisions

In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, as to such jurisdiction, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.           Counterparts

This Agreement may be executed in two counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

Very truly yours,

Bridge Capital Holdings

/s/ Thomas A. Sa
By: Thomas A. Sa

Title: Executive Vice President
Chief Financial Officer

AGREED AND ACCEPTED:

CARPENTER COMMUNITY BANCFUND, L.P.,
CARPENTER COMMUNITY BANCFUND-A, L.P.,
CARPENTER COMMUNITY BANCFUND-CA, L.P.
By:          CARPENTER FUND MANAGER GP, LLC
Their:      General Partner

/s/ John B. Flemming
By:	John B. Flemming
Its:	Managing Member

Exhibit A

Schedule of Investors

Name & Address	Shares of Common Stock to be received in conversion of Preferred Shares (Sec. 4)	Shares of Common Stock to be received in respect of accrued dividends (Sec. 3)	Total Shares of Common Stock	Note Amounts (Sec. 2)
Carpenter Community BancFund, LP c/o Carpenter Fund Manager GP LLC 5 Park Plaza Suite 950 Irvine, CA 92614	115,390	6,043	121,433	$25,701.27

Carpenter Community BancFund-A, LP c/o Carpenter Fund Manager GP LLC 5 Park Plaza Suite 950 Irvine, CA 92614	3,283,097	152,138	3,435,235	$731,279.95

Carpenter Community BancFund-CA, LP c/o Carpenter Fund Manager GP LLC 5 Park Plaza Suite 950 Irvine, CA 92614	147,612	6,009	153,621	$32,879.53
TOTAL			3,710,289	$789,860.75

Exhibit B

Form of Notes

NOTE

THE SECURITIES EVIDENCED HEREBY AND ISSUABLE PURSUANT TO THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS (“BLUE SKY LAWS”).  ANY TRANSFER OF THIS NOTE AND SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND AS REQUIRED BY BLUE SKY LAWS IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND BLUE SKY LAWS.

Bridge Capital Holdings
a California corporation

10% CONVERTIBLE UNSECURED NOTE

$_______________	March 31, 2010

FOR VALUE RECEIVED, Bridge Capital Holdings, a California corporation (the “Company”), promises to pay to the order of _______________________ (“Holder”), on the Repayment Date (defined in paragraph 4), in lawful money of the United States and in immediately available funds, the principal amount of _________________________ Dollars and ______ cents ($_______________), and all accrued and unpaid interest, unless earlier converted in accordance with the terms hereof.

1.      Terms.  This 10% Convertible Unsecured Note (this “Note”) is being issued and delivered by the Company pursuant to Section 2 of that certain letter agreement dated March 23, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Letter Agreement”), by and among the Company, Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P..  Unless otherwise set forth herein, all capitalized terms used herein without definition shall have the meanings given to such terms in the Letter Agreement.

2.      Interest.  Subject to paragraph 3 of this Note, interest on this Note shall compound monthly in arrears, calculated on a 360-day year at a rate per month equal to one-twelfth (1/12th) of ten percent (10%).  Interest on this Note shall accrue on and from the date hereof until all amounts outstanding are paid in full.  In no event shall interest or any other amount paid or agreed to be paid under this Note exceed the highest lawful rate permissible under applicable usury laws.  If fulfillment of any provision hereof shall be deemed by a court of competent and final jurisdiction to violate any applicable usury restrictions, then the obligation to be fulfilled shall be automatically reduced to the limit of such highest lawful rate, and any amount received in excess of such limit shall be applied to reduce the unpaid principal balance hereof and not to the payment of interest.

3.      Payments.  The principal amount and all accrued and unpaid interest thereon shall be payable from the Company to Holder on the Repayment Date (as defined in paragraph 4).

4.      Repayment Date.  To the extent not previously paid, and unless exchanged for other debt securities of the Company or converted as provided in paragraph 11, this Note, together with all accrued but unpaid interest hereon, shall be due and payable, in immediately available funds, on the first to occur of the following:  (i) March 31, 2011, or (ii) a Change in Control (such date, or such earlier date as provided herein, the “Repayment Date”).  As used herein, a “Change in Control” shall means (A) the merger, consolidation or other reorganization of the Company, with or into one or more entities, as a result of which the outstanding shares of the Company immediately prior to such merger or consolidation are, or are to be, converted (x) solely into cash or non-voting securities of the surviving or resulting entity, or (y) at least in part into voting securities of the surviving or resulting entity, but such voting securities will represent less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company to a person that was not a shareholder thereof on the date of this Agreement; or (C) a person who is not an Investor or a Shareholder or an affiliate thereof as of the date of this Agreement acquires directly or indirectly eighty percent (80%) or more of the Company’s outstanding voting securities.  Holder shall surrender this Note, duly endorsed to the Company, upon receipt of full payment of outstanding principal and accrued but unpaid interest.

5.      Each of the following shall constitute an “Event of Default” under this Note:

(a)   The Company shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any payment of principal, interest or any other sum payable hereunder, which such breach is not cured within five (5) business days following written notice thereof from Holder.

(b)  A breach by the Company of any representation, warranty, covenant or other obligation under this Note or the Letter Agreement, which breach is not cured within thirty (30) days following written notice thereof from Holder.

(c)  A final judgment or judgments shall be entered against the Company in the aggregate amount of $1,000,000 (net of insurance proceeds, if any), and such judgment or judgments shall remain unstayed, unvacated, undischarged or unsatisfied for 30 calendar days.

(d)  The Company shall default (unless waived) in the performance or observance (subject to any applicable grace period) of any agreement, covenant or condition with respect to any indebtedness in an amount in excess of $1,000,000 (including indebtedness created under this Note) if the effect of such default is to accelerate the maturity of any such indebtedness or to permit the holder or holders of any such indebtedness, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity or, if such indebtedness is a guaranty and the default has the effect, under the terms of such guaranty, of permitting the holder or holders to call upon such guaranty in advance of nonpayment of the guaranteed indebtedness.

(e)   The Company shall (i) institute a voluntary case seeking liquidation or reorganization under any bankruptcy law, or shall consent to the institution of an involuntary case thereunder against it; (ii) file a petition initiating or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; (iii) apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers, or the Company shall make an assignment for the benefit of creditors; (iv) have an involuntary case commenced seeking the liquidation or reorganization of the Company under any bankruptcy law, or any similar proceeding against the Company under any other applicable federal or state law and such case is not dismissed within sixty (60) calendar days from the commencement thereof; or (v) have any other similar relief be granted against the Company under any applicable federal or state law.

6.      Usury.  Regardless of any other provision of this Note or the Letter Agreement to the contrary, if for any reason the effective rate of interest under this Note should exceed the maximum lawful rate of interest, then the effective rate of interest under this Note shall be deemed reduced to, and shall be, such maximum lawful rate of interest, and (a) the amount which would otherwise be excessive interest shall be deemed applied to the reduction of the outstanding principal amount and not the payment of interest, and (b) if the loan evidenced by this Note has been or is paid in full, the excess principal payment under the foregoing clause (a) shall be returned to the Company.  The parties agree that any such application of excessive interest to the outstanding principal amount or the refunding of such excess interest shall be a complete settlement and acquittance thereof.

7.      Remedies.  If any Event of Default shall occur, then, and in every such event, and at any time thereafter during the continuance of such event, the Holder may demand that all amounts outstanding hereunder shall be forthwith due and payable, together with any unpaid accrued fees and all other liabilities accrued hereunder, provided that if an Event of Default shall occur as a result of the circumstances described in paragraph 5(e), all amounts outstanding hereunder shall be forthwith due and payable, together with any unpaid accrued fees and all other liabilities accrued hereunder without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, and Holder may, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, exercise any and all rights and remedies accorded to Holder under this Note or any other governing law.  All rights, powers and remedies hereunder or afforded at law are cumulative.  No delay or omission by Holder to exercise any right, power or remedy granted under this Note shall impair such right, power or remedy or be construed to be a waiver of any Event of Default or an acquiescence thereof, and any single or partial exercise of any such right, power or remedy shall not preclude other or further exercise thereof or the exercise of any other right, power or remedy.  The nonprevailing party agrees to pay all costs associated with any action regarding the collection or enforcement of this Note when incurred, including reasonable attorneys’ fees.

8.      Prepayments.  This Note may not be prepaid in whole or in part prior to August 31, 2010.  This Note may be prepaid in whole or in part on or after August 31, 2010, provided that all accrued and unpaid interest on this Note (or, if prepayment is partial, upon the portion of the principal that is being repaid) shall be paid concurrent with such prepayment.

9.      No Impairment; Waivers; Reinstatement.  No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the time, and in the currency herein prescribed.  The Company hereby waives, to the full extent permitted by law, presentment, demand for payment or other performance, notice of nonpayment or other nonperformance, protest, notice of protest, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note.  Notwithstanding anything herein to the contrary, this Note shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for any benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment, or any part thereof, is rescinded, reduced, restored or returned.

10.    Notices.  Except as otherwise provided herein, all notices hereunder shall be in writing and shall be sent and deemed received in accordance with Section 10.2 of the Stock Purchase Agreement.

11.    Conversion Rights.  Holder shall have the right, but not the obligation, to convert all or any part of this Note into the Company’s Common Stock at the rate of one share for each Eight Dollars and 46 cents ($8.46) in Note principal amount.

If Holder elects to convert this Note into Common Stock, Holder shall give notice to the Company of this election.

Upon the conversion of this Note into Common Stock, in lieu of any fractional shares to which Holder would otherwise be entitled, the Company shall pay Holder cash equal to such fraction multiplied by the issue price of such Common Stock.

As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to Holder, upon surrender of this Note, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion.

12.    Miscellaneous.  The provisions of this Note shall inure to the benefit of Holder and its successors and assigns.  No other person shall be deemed to be a third-party beneficiary of this Note or shall have any rights hereunder.  Any assignment of this Note shall become effective only upon delivery of written notice to the Company indicating the name and address of the assignee.  The Company may not assign this Note or any of the rights, duties or obligations hereunder without the prior written consent of Holder.  No amendment, modification, termination or waiver of any provision of this Note, and no consent to any departure therefrom, shall be effective without the written consent of the Holder.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given, if consented to in writing by the Holder.  This Note shall be governed by, and construed in accordance with, the internal laws (without regard to choice of law principles) of the State of California.  If any of the provisions in this Note shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note.

           IN WITNESS WHEREOF, the Company has executed this 10% Convertible Unsecured Note as of the date first written above.

BRIDGE CAPITAL HOLDINGS
a California corporation

By: __________________________

Title: _________________________